Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 8, 2006, with respect to the consolidated financial statements of Broadband Products Product Line as of October 29, 2005 and October 30, 2004, and for each of the three years in the period ended October 29, 2005 included in this Current Report on Form 8-K of Ikanos Communications, Inc. and to the incorporation by reference therein of our report in the Registration Statement (Form S-8 No. 333-128645) of Ikanos Communications, Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 23, 2006